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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )*

                           LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                  512815-10-1
                                 (CUSIP Number)



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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                 SCHEDULE 13G

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CUSIP NO. 512815-10-1                                      PAGE 2 OF 6 PAGES
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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Mary Lee Lamar Dixon
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                       (b)[ ]
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
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                      5  SOLE VOTING POWER

                         1,526,605
                      ---------------------------------------------------------
      NUMBER OF       6  SHARED VOTING POWER
        SHARES
     BENEFICIALLY        545,214
       OWNED BY       ---------------------------------------------------------
         EACH         7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON           1,526,605
         WITH         ---------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                         545,214
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,071,819
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.8%
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12 TYPE OF REPORTING PERSON*

   IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 512815-10-1                                      PAGE 3 OF 6 PAGES
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ITEM 1(a). NAME OF ISSUER:

     Lamar Advertising Company

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     5551 Corporate Boulevard
     Baton Rouge, Louisiana 70808

ITEM 2(a). NAME OF PERSON FILING:

     Mary Lee Lamar Dixon

ITEM 2(b). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

     c/o The Lamar Corporation
     5551 Corporate Boulevard
     Baton Rouge, LA  70808

ITEM 2(c). CITIZENSHIP:

     United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Class A Common Stock, $0.001 par value per share

ITEM 2(e). CUSIP NUMBER:

     512815-10-1

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE FILING PERSON IS a:

        (a) [ ] Broker or dealer registered under Section 15 of the Act,

        (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

        (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

        (g) [ ] Parent Holding Company, in accordance with Rule
                13d-1(b)(ii)(G); see Item 7



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CUSIP NO. 512815-10-1                                      PAGE 4 OF 6 PAGES
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        (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Not applicable.

ITEM 4.    OWNERSHIP (AS OF DECEMBER 31, 1996).

   (a) Amount beneficially owned:

       2,071,819

   (b) Percent of class:

       11.8%

   (c) Number of shares as to which such person has:

       (i)    Sole power to vote or direct the vote:

              1,526,605

       (ii)   Shared power to vote or direct the vote:

              545,214

       (iii)  Sole power to dispose or to direct the disposition of:

              1,526,605

       (iv)   Shared power to dispose or to direct the disposition of:

              545,214

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

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CUSIP NO. 512815-10-1                                      PAGE 5 OF 6 PAGES
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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.   CERTIFICATION.

     Not applicable.


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CUSIP NO. 512815-10-1                                      PAGE 6 OF 6 PAGES
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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 25, 1997

                                                   /s/ MARY LEE LAMAR DIXON
                                                   ---------------------------
                                                       Mary Lee Lamar Dixon



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).